CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Corridor Communications Corp.
Mountain View, California

We hereby consent to the inclusion by reference of our audit reports of Ashcreek Wireless and Quik Internet of the Valley, Inc. dated June 22, 2004 and June 28, 2004, respectively, which include an emphasis paragraph relating to both Companies' ability to continue as going concerns, as of December 31, 2003 and for the years ended December 31, 2003 and 2002, respectively, and to all references to our firm included in this Registration Statement on Form S-8.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
August 4, 2004